Exhibit 10.16



              AMENDMENT TO SUPPLEMENTAL RETIREMENT AGREEMENT

This Amendment is made the 23rd day of January, 1997, by and between Seafield Capital Corporation, a Missouri corporation ("Employer") and P. Anthony Jacobs ("Employee").

     WHEREAS, the parties entered into a Supplemental Retirement Agreement, dated June 3, 1991 ("Supplemental Retirement Agreement"), which was intended to be the embodiment of the supplemental retirement arrangement between the parties as approved by the Employer's Board of Directors in February, 1991, and

     WHEREAS, a review of the Supplemental Retirement Agreement and the resolution of Employer's Board of Directors respecting the supplemental retirement arrangement between the parties has revealed that there is an inconsistency, and

     WHEREAS, for purposes of ensuring that the Supplemental Retirement Agreement incorporates the concept intended in the resolution, the parties desire to amend the Supplemental Retirement Agreement as herein provided,

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties acknowledge and agree as follows:

     1. Paragraph numbered 2 of the Supplemental Retirement Agreement is hereby deleted and in its place is substituted the follows:

         "2. SUPPLEMENTAL BENEFIT. Effective immediately, Employer shall establish and maintain on its books a Supplemental Retirement Account (the "Account") to which it shall credit as of the first day of each fiscal year, commencing January 1, 1991, the sum of Twelve Thousand Dollars ($12,000), until the earlier of Employee's attainment of age 65, the date Employee's employment with Employer terminates or the date the parties agree in writing to terminate this Agreement. The Account also shall be credited, as of the last day of each of Employer's fiscal years ending prior to the year in which the amounts credited to the Account are distributed to Employee hereunder and as of the date of such distribution, with interest at the rate of nine percent (9%) per annum.

         The obligation of Employer to credit the Account and to make payment hereunder is merely a contractual obligation, and neither Employee nor any beneficiary or heir, nor any person claiming any right on Employee's behalf, shall have any interest in the Account or in any asset of Employer or otherwise, other than the right to receive the benefits as set forth herein. Any and all such claims shall be limited to the amount then credited to the Account at the time of any claim. No amount credited to the Account or paid hereunder shall be included as compensation to Employee for any purpose, including any pension or profit sharing plan maintained by Employer. Neither this Agreement nor the creation of the Account hereunder is intended to be the creation or establishment of a trust. Amounts credited to the Account hereunder shall remain unfunded and unsecured and Employer shall be under no obligation to invest or in any way accumulate or segregate monies to fund the same."

     2. Except to the extent modified and amended hereby, all of the terms and provisions of the Supplemental Retirement Agreement shall remain in effect and the Supplemental Retirement Agreement as amended shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the date first above written.

                                       SEAFIELD CAPITAL CORPORATION


                                       By /S/ W. Thomas Grant II
                                          -----------------------
                                          Authorized Officer
                                          EMPLOYER



                                          /s/ P. Anthony Jacobs
                                          -----------------------
                                          P. Anthony Jacobs,
                                          EMPLOYEE